Exhibit 10.59
Personal & Confidential
September 15, 2004
Sumeet Sabharwal
2 St. Paul Street, Unit 8
Brookline, MA 02446
Re: Offer of Employment
Dear Sumeet:
NaviSite, Inc (“NaviSite” or the “Company”) is pleased to offer you the opportunity to join NaviSite. You are being offered an exempt position as Vice President — Global Delivery reporting to the Chief Executive Officer. If you decide to join us, your base pay will be $160 000, less applicable withholdings. You will be paid by weekly. You will be located in the Andover, Massachusetts office. NaviSite may change your position, compensation, duties and work location from time to time, as it deems appropriate. This offer will be contingent upon a satisfactory background investigation and favorable references.
Initial Duties:
You will be responsible for formulating and implementing a plan to transition the organization to provide offshore capabilities to deliver each of its service offerings. In particular, you will be responsible for, among other things, managing the offshore business unit, establishing and managing the necessary infrastructure and relationships to build the offshore business unit, coordinating with sales and marketing the necessary activities to market and sell the offshore services, and developing the necessary processes, policies and infrastructure to perform to the specific quality satisfaction standards required by the Company’s customers. You will be expected to work closely with the current service delivery executives to integrate these new offshore resources with the existing service delivery organization. You agree to perform any other reasonable duties that may be assigned to you from time to time by the Chief Executive Officer.
Stock Options Plan:
Subject to the Board’s approval (or the person or persons with delegated authority to grant options), you will be granted an option to purchase 40,000 shares of NaviSite’s common stock in accordance with NaviSite’s Amended and Restated Stock Incentive Plan, as amended, with the purchase price for such shares being set at the market price on the date of issuance by the Board or its designee(s). The vesting schedule will be set forth in the stock option agreement. The option will be governed by and subject to the terms, conditions and termination provisions of the NaviSite’s standard form of stock option agreement (which you will be required to sign in connection with the issuance of your option).
Bonus Plans:
You will be eligible for one or more performance bonuses to be paid as follows, based on whether you achieve the objectives that are set by the Chief Executive Officer in the relevant bonus plan. The first bonus plan shall be instituted no later than forty-five (45) days after you commence employment with the Company and such objectives shall be mutually agreed upon by you and the Chief Executive Officer. Upon achievement of the objectives in the first bonus plan no later than six (6) months after you commence your employment with the Company, as determined by the Chief Executive Officer in his sole discretion, you shall be paid a cash bonus of up to $48,000. The second bonus plan shall be instituted no later than ninety (90) days after you commence employment with the Company and such objectives shall be mutually agreed upon by you and the Chief Executive Officer. Upon achievement of the objectives in the second bonus plan, as determined by the Chief Executive Officer in his sole discretion, at the end of your first year of employment with the Company you shall be granted an additional option to purchase up to 40,000 shares of NaviSite’s common stock in accordance with NaviSite’s Amended and Restated Stock Incentive Plan, as amended.
Benefits:
As an employee, you will also be eligible to receive certain employee benefits including medical, dental, 401 (k) Plan, employee assistance program, life insurance and accidental death and dismemberment on your date of hire, pursuant to the terms of the applicable plans. The Company reserves the right to revise or discontinue any or all of its benefit plans, at any time, in the Company’s sole discretion.

Introductory Period:
The first 90 calendar days of your employment is considered a “getting acquainted” or “introductory” period. The purpose of this period is to allow your manager and you to assess whether further employment is desirable. Introductory periods may be extended by NaviSite.
Paid Time Off:
In order to allow employees the greatest possible control of their time, NaviSite has a combined program of paid time off as detailed in your new hire packet. Each new employee begins to accrue paid time off immediately.
2004 Holidays:
2004 holiday schedule and policy is included in your new hire package.
I-9:
For purposes of federal immigration law, you will be required to provide to NaviSite documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your first date of hire with NaviSite, or our employment relationship with you may be terminated.
Arbitration:
In the event of any dispute or claim relating to or arising out of our employment relationship with NaviSite, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, disability, race or other discrimination or harassment), you and NaviSite agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Boston, Massachusetts or the state in which you work, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, and you and NaviSite waive our rights to have such disputes tried by a court or jury. However, you and NaviSite agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of (1) the misuse or misappropriation of your or the Company’s trade secrets or proprietary information set forth in the Company’s Proprietary Information and Inventions Agreement, or (2) your violation of any obligations contained in the Company’s Non-Competition Agreement.
Company Rules/Proprietary Information/Non-Competition:
In consideration of your employment with NaviSite, and as a condition thereof, you will be required to abide by the Company’s rules and regulations, including acknowledging in writing that you have read the Company’s Employee Handbook, and signing and complying with the following: (1) the Company’s Code of Business Conduct and Ethics, which sets forth certain legal and standards of conduct; (2) the Company’s Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of NaviSite proprietary information; and (3) the Company’s Non-Competition Agreement, which governs certain conduct during and after the end of your employment with the Company.
Third Party Confidential Information:
In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer. You also acknowledge that you are not prohibited from or limited in your performance of any job duties for the Company by any restrictive covenants not to compete, confidentiality agreements or any other contractual obligations.
At Will:
If you choose to accept this offer, your employment with NaviSite will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, with or without cause, as you deem appropriate simply by notifying the Company. NaviSite will have a similar right and may conclude its employment relationship with you at any time, with or without cause, and without advance notice.
Acceptance of Offer:
To indicate your acceptance of this employment agreement, please sign, date in the space provided below and return it to Jessica Nazarian no later than September 17, 2004. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights and non-competition between you and the Company, set forth the terms of your employment with the Company.
This letter along with any agreements may not be modified or amended except by a written agreement signed by an authorized officer of the Company. This letter sets forth the terms of your employment with NaviSite and supersedes any prior representations or agreements, whether written or oral. If we do not hear from you by September 17, 2004 we will assume you have decided not to join NaviSite. NaviSite reserves the right to withdraw this offer at anytime prior to receipt of your signed acceptance of the offer.
If you do accept employment with NaviSite it is very important that you submit your new hire documentation within (3) days of your start date in the enclosed envelope. NaviSite will need the following:
1.	New Hire Check List complete with the documents listed below

2.	Offer letter signed by you

3.	W-4 form

4.	State withholdings (if Applicable)

5.	I-9 form

6.	Employment Application

7.	Anti Harassment Policy Acknowledgement

8.	Equal Employment Opportunity Form

9.	Direct Deposit (All employees must complete even if you do not want direct deposit, check NO).

10.	Employee Invention & Proprietary Rights

11.	Signed Code of Business Conduct & Ethics

12.	Emergency Contact Information

13.	Handbook Receipt

14.	Non — Competition Agreement

15.	Payroll Deduction Form

16.	Blue Cross/Blue Shield PPO

17.	Guardian (Dental) Enrollment Form

18.	FSA Enrollment Form

19.	Standard Insurance Group Life

20.	Group Additional Life (Optional)

21.	401K Beneficiary Form
If you have any questions regarding your new hire paperwork contact Gerry Massicotte at (978) 946-7753.
By signing below and thus accepting the Company’s offer, you represent and acknowledge that you are aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding whether or not to join the Company and that the Company makes no representations regarding the future success of the Company.
We look forward to your positive response and welcoming you to the NaviSite Team.

Sincerely,

/s/ Arthur Becker Arthur Becker
I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Sumeet Sabharwal	9/17/04	9/17/04
Signature of Sumeet Sabharwal	Date	Start Date